As filed with the Securities and Exchange Commission on July 6, 2004

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NEXSTAR BROADCASTING GROUP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation or Organization)

23-3083125

(I.R.S. Employer Identification No.)

909 Lake Carolyn Parkway, Suite 1450 Irving, Texas	75039
(Address of Principal Executive Offices)	(Zip Code)

Nexstar Broadcasting Group, Inc.

2003 Long-Term Equity Incentive Plan

(Full Title of the Plan)

Perry Sook

909 Lake Carolyn Parkway, Suite 1450

Irving, Texas 75039

(Name and Address of Agent For Service)

Joshua N. Korff, Esq.

Kirkland & Ellis LLP

Citigroup Center

153 East 53rd Street

New York, New York 10022

(212) 446-4800

(Copies to)

(972) 373-8800

(Telephone Number, Including Area Code, of Agent For Service)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A Common Stock, par value $.01 per share	1,210,000 shares	$14.00 per share	$16,940,000	$2,146.30(1)(2)
Class A Common Stock, par value $.01 per share	10,000 shares	$13.10 per share	$131,000	$16.60(1)(2)
Class A Common Stock, par value $.01 per share	30,000 shares	$13.25 per share	$397,500	$50.36(1)(2)
Class A Common Stock, par value $.01 per share	30,000 shares	$13.60 per share	$408,000	$51.69(1)(2)
Class A Common Stock, par value $.01 per share	30,000 shares	$14.15 per share	$424,500	$53.78(1)(2)
Class A Common Stock, par value $.01 per share	10,000 shares	$14.17 per share	$141,700	$17.95(1)(2)
Class A Common Stock, par value $.01 per share	30,000 shares	$12.27 per share	$368,100	$46.63(1)(2)
Class A Common Stock, par value $.01 per share	30,000 shares	$12.12 per share	$363,600	$46.07(1)(2)
Class A Common Stock, par value $.01 per share (not yet granted)	1,620,000 shares	$10.95 per share	$17,739,000	$2,247.53(1)(2)
Total	3,000,000 shares			$4,676.91(1)(2)

(1) This registration statement relates to 3,000,000 shares subject to stock options granted or to be granted under the Nexstar Broadcasting Group, Inc. 2003 Long-Term Equity Incentive Plan (“Plan”).

(2) Estimated for purposes of calculating the Registration Fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended as follows: (i) in the case of shares to be purchased upon the exercise of outstanding options, the fee is based on an exercise price of the option and (ii) in the case of shares of common stock for which options have not been granted and/or may hereafter be granted under the Plan, and the option price is therefore unknown, the fee is based on the average of the high and low sale prices per share of common stock quoted on the Nasdaq National Market on June 30, 2004 (within 5 business days prior to the filing of this Registration Statement).

EXPLANATORY NOTE

This Registration Statement registers shares, par value $0.01 per share, of common stock of Nexstar Broadcasting Group, Inc., that were issued and sold or may be issued and sold under the Plan.

This Registration Statement contains two parts. The first part contains a prospectus prepared in accordance with Part I of Form S-3 (in accordance with Instruction C of the General Instructions to Form S-8) which covers reoffers and resales of shares of the common stock issued pursuant to the Plan. The second part contains information required in the Registration Statement pursuant to Part II of Form S-8. Pursuant to the Note to Part I of Form S-8, the plan information specified by Part I of Form S-8 does not need to be filed with the Securities and Exchange Commission.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The documents containing the information specified in Part I (plan and registrant information) will be delivered in accordance with Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement, which are also incorporated by reference in the Section 10(a) prospectus, other documents required to be delivered to eligible participants pursuant to

Rule 424(b), or additional information about the Nexstar Broadcasting Group, Inc. 2003 Long-Term Equity Incentive Plan will be available without charge by contacting G. Robert Thompson, Chief Financial Officer, Nexstar Broadcasting Group, Inc., 909 Lake Carolyn Parkway, Suite 1450, Irving, Texas 75039, (972) 373-8800.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference.

The following documents filed with the Commission are incorporated herein by reference:

(a)	The registrant’s Annual Report on Form 10-K (File No. 000-50478) for the year ended December 31, 2003 filed on March 31, 2004.

(b)	The registrant’s Quarterly Report on Form 10-Q (File No. 000-50478) for the quarter ended March 31, 2004 filed on May 11, 2004.

(c)	The registrant’s Registration Statement on Form 8-A (File. No. 000-50478) filed with the Commission on November 19, 2003, pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in which there is described the terms, rights and provisions applicable to the registrant’s common stock, par value $0.01 per share.

All reports and other documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, but prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports an documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as to modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Article Five of the Amended and Restated Certificate of Incorporation (the “Charter”) of the registrant provides, as permitted under Section 145 of the General Corporation Law of the State of Delaware, for indemnification of and certain expense advancements to, directors, employees and agents of the registrant under certain conditions and subject to certain limitations. Article Five of the Charter also provides that the personal liability of the directors of the registrant is eliminated to the fullest extent permitted by the General Corporation Law of the State of Delaware, as the same may be amended or supplemented.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

Reference is made to the Exhibit Index that immediately precedes the exhibits filed with this Registration Statement.

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act pf 1933 each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act of 1934 (and, where applicable, each filing of any employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as the indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of express expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irving, State of Texas, July 6, 2004.

NEXSTAR BROADCASTING GROUP, INC.

By:	/S/ G. ROBERT THOMPSON
Name:	G. Robert Thompson
Title:	Chief Financial Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Perry A. Sook, G. Robert Thompson and Shirley Green his true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform such, each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933 this Registration Statement and the foregoing Power of Attorney have been signed by the following persons in the capacities and on the date indicated.

/S/ PERRY A. SOOK Perry A. Sook	Chairman of the Board of Directors and Chief Executive Officer

/S/ G. ROBERT THOMPSON G. Robert Thompson	Executive Vice President and Chief Financial Officer

/S/ SHIRLEY GREEN Shirley Green	Vice President, Finance

/S/ BLAKE BATTAGLIA Blake Battaglia	Director

/S/ ERIK BROOKS Erik Brooks	Director

/S/ JAY GROSSMAN Jay Grossman	Director

Peggy Koenig	Director

/S/ ROYCE YUDKOFF Royce Yudkoff	Director

Geoff Armstrong	Director

/S/ MICHAEL DONOVAN Michael Donovan	Director

/S/ I. MARTIN POMPADUR I. Martin Pompadur	Director

INDEX OF EXHIBITS

Exhibit No.	Description

4.1	Amended and Restated Certificate of Incorporation, of the registrant.+

4.2	Amended and Restated By-laws of the registrant, as amended to date.+

4.3	Nexstar Broadcasting Group, Inc. 2003 Long-Term Equity Incentive Plan*

4.4	Stockholders Agreement, dated November 24, 2003, among the Company, ABRY Broadcast Partners II, L.P., ABRY Broadcast Partners III, L.P., Perry A. Sook and the other stockholders named therein++

4.5	Specimen Class A Common Stock Certificate++

5.1	Opinion of Kirkland & Ellis LLP, counsel to the registrant*

23.1	Consent of PricewaterhouseCoopers LLP*

23.2	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1)

24.1	Powers of Attorney (included in the signature page)

+	Previously filed as exhibits to registrant’s Annual Report on Form 10-K (File No. 000-50478), filed on March 31, 2004 and incorporated herein by reference.

++	Previously filed as exhibits to registrant’s Registration Statement on Form S-1 File No. 333-86994, filed on November 18, 2003 and incorporated herein by reference.

*	Filed herewith